Exhibit 99

FOR IMMEDIATE RELEASE

                                              CONTACT:     Roy Estridge. EVP/CFO

                                                         Valley Commerce Bancorp

                                                                  (559) 622-9000


                  VALLEY COMMERCE BANCORP ACHIEVES $200 MILLION
                       MILESTONE IN SECOND QUARTER OF 2005

VISALIA, Calif., July 18, 2005/ -- President and CEO Don Gilles today announced that Valley Commerce Bancorp grew by 31% over the past 12 months and surpassed $200 million in total assets at the end of the second quarter. This represents an increase of $47 million compared to June 30, 2004. During this same period, total deposits grew to $166 million, an increase of $36 million or 27%, and net loans grew to $132 million, an increase of $26 million or 25%.

On July 5, 2005, the Company's wholly-owned subsidiary, Bank of Visalia, changed its name to Valley Business Bank.

"Valley Business Bank grew to $200 million primarily by building strong relationships with business owners and professionals in the Visalia market," stated Gilles. "The new name serves as a constant reminder of our intent to provide quality business banking throughout the South San Joaquin Valley." Earlier in the year, the Company closed a common stock offering that raised $7.6 million in new capital primarily to support the planned growth.

The Company's consolidated second quarter 2005 net income totaled $469,000, or $.23 per basic share, compared to $257,000 or $.18 per basic share, as restated, achieved in the second quarter of 2004. On a fully diluted basis, earnings per share were $.22 and $.16, as restated, for the respective periods.

For the six months ended June 30, 2005 the Company's consolidated net income totaled $851,000, or $.42 per basic share, compared to $541,000 or $.38 per


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basic share, as restated, achieved in the comparable 2004 period. On a fully diluted basis, earnings per share were $.39 and $.35, as restated, for the respective periods. The return on average assets for the 2005 and 2004 periods was .87% and .76%, as restated, respectively, while the returns on average equity was 8.65% and 9.60%, as restated, respectively.

Net interest income for the three- and six-month periods ended June 30, 2005 was $2.3 million and $4.4 million, respectively, compared to $1.6 million and $3.1 million for the comparative 2004 periods. Second quarter 2005 net interest income was 47% higher than the prior year due to a combination of higher asset yields and greater volume of interest-earning assets. The Company's net interest margin on a fully tax equivalent basis for the second quarter of 2005 was 5.21% compared to 4.77% for the second quarter of 2004. On a year to date basis, the Company's net interest margin was 4.91% for the 2005 period compared to 4.76% for the 2004 period. This change primarily resulted from higher yields on loans due to the nine increases in the federal funds rate since June 2004.

The allowance for loan losses totaled $1.61 million or 1.20% of total loans at June 30, 2005. This compared to $1.32 million or 1.23% of total loans at June, 2004 and $1.40 million or 1.20% at December 31, 2004. Loan loss provisions for the three- and six-month periods ended June 30, 2005 were $181,000 and $212,000, respectively, while the loan loss provisions for the same periods in 2004 were $0 and $35,000, respectively. Loan loss provisions were substantially higher in 2005 due to loan volume growing more rapidly in 2005 than in the prior year.

The Company's net loan charge-offs for the three- and six-month periods ended June 30, 2005 were $1,000. Net loan charge-offs for the same periods in 2004 were $118,000 and $111,000, respectively. Charge-offs recorded in the second quarter of 2004 included a $129,000 loan charge-off recorded upon foreclosure of real estate collateral underlying a commercial real estate loan that had been in nonaccrual status since 2001.

Non-performing assets at June, 2005 totaled $27,000, which was equal to .02% of total loans. This compared to $81,000, or 0.07% of total loans, at December 31, 2004, and $1.1 million or 1.04% of total loans, at June 30, 2004. Non-performing assets at June 30, 2004 was comprised of other real estate in the amount of $636,000 and nonaccrual loans in the amount of $478,000, while non-performing assets at December 31, 2004 and June 30, 2005 were comprised entirely of

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nonaccrual loans. The decrease in non-performing assets from the prior year was due mainly to the sale of other real estate owned in the third quarter of 2004.

Non-interest income during the three- and six-month periods ended June 30, 2005 totaled $238,000 and $465,000, respectively. Non-interest income for the same periods in 2004 was $247,000 and $461,000, respectively. Second quarter 2005 non-interest income was slightly below second quarter 2004 non-interest income due to decreases in mortgage loan brokerage fees. The slight increase in non-interest income for the comparable six-month periods was due primarily to increased service charges resulting from higher deposit account activity levels.

Non-interest expense during the three- and six-month periods ended June 30, 2005 totaled $1.6 million and $3.2 million, respectively. Non-interest expense for the same periods in 2004 was $1.4 million and $2.7 million, respectively. The increase in non-interest expense was due primarily to increased employee costs associated with the Company's growth.

Valley Commerce Bancorp had 2,087,508 shares of common stock outstanding at June 30, 2005. The book value per share was $10.06 at June 30, 2005, compared to $7.84 at June 30, 2004. The increase in book value per share from the prior year is primarily attributable to the issuance of 650,000 new shares that were sold in December 2004 and January 2005 at $13.00 per share. The balance of stockholders' equity increased from $11.3 million at June 30, 2004 to $21.0 million at June 30, 2005. This increase included approximately $7.6 million of net proceeds from the Company's common stock offering.

All per share data in the preceding paragraphs have been adjusted for a 5% stock dividend paid in May 2004 and a three-for-two stock split of the Company's common stock in September 2004.

RESTATEMENT OF 2004 FINANCIAL INFORMATION: The Company reported its second quarter 2004 results in a press release dated July 30, 2004 and also in a preliminary prospectus dated October 27, 2004. Second quarter 2004 net income was originally reported in the amount of $341,000, but was later restated to $257,000. This restatement


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resulted from a change in accounting for a collateral-dependent real estate loan and the foreclosure on the underlying collateral in the second quarter of 2004. The restatement caused the Company's second quarter net income to decrease, and its third quarter net income to increase, by $84,000 from the amounts originally reported for these periods. In addition, the balance of Other Real Estate at June 30, 2004, originally reported at $765,000, was restated to $636,000.

OTHER INFORMATION: Valley Commerce Bancorp stock trades on NASDAQ's Over The Counter Bulletin Board under the symbol VCBP. Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996 under the name Bank of Visalia. Valley Business Bank operates through Business Banking Centers in Visalia and Fresno and has branch offices in Woodlake and Tipton. The Bank also operates a loan production office in Tulare. Additional information about Valley Business Bank is available from the Bank's website at http://www.valleybusinessbank.net.
           ---------------------------------

FORWARD-LOOKING STATEMENTS: In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp's future financial results, business prospects and business developments. Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events, except as otherwise mandated by regulatory authorities.


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



Consolidated Balance Sheet                                       As of June 30,           As of December 31,
(in Thousands) (Unaudited)
                                                              2005          2004          2004          2003
Assets                                                                 (restated)

Cash and Due from Banks                                   $  9,466      $  8,651      $  9,036      $ 10,188
Federal Funds Sold                                           1,340         3,180        17,750         1,765
Available-for-Sale Investment Securities                    50,813        28,196        38,099        21,888
Loans (net)                                                131,994       105,568       114,834       101,177
Bank Premises and Equipment (net)                            1,101         1,044         1,034         1,007
Cash Surrender Value-Bank Owned Life Insurance               2,729         2,622         2,677         1,578
Other Real Estate Owned                                          -           636             -             -
Other Assets                                                 2,949         3,045         2,577         2,008
------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                              $200,392      $152,942      $186,007      $139,611
------------------------------------------------------------------------------------------------------------

Liabilities & Equity
Non-Interest Bearing Deposits                             $ 63,504      $ 43,005      $ 58,394      $ 39,805
Interest Bearing Checking                                   60,945        50,876        54,689        46,536
Time Deposits                                               41,700        36,744        43,341        33,327
------------------------------------------------------------------------------------------------------------
Total Deposits                                             166,149       130,625       156,424       119,668
Long-Term Debt                                               9,232         6,782         9,322         5,192
Junior Subordinated Deferrable Interest
    Debentures                                               3,093         3,093         3,093         3,093
Other Liabilities                                              928         1,168           835           638
------------------------------------------------------------------------------------------------------------
Total Liabilities                                          179,402       141,668       169,674       128,591
Shareholders' Equity                                        20,990        11,274        16,333        11,020
------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES & EQUITY                                $200,392      $152,942      $186,007      $139,611
------------------------------------------------------------------------------------------------------------


Consolidated Statement of Earnings
(in Thousands except per share data) (Unaudited)     Six Months Ended June 30,  Three Months Ended June 30,
                                                             2005          2004          2005          2004
                                                                      (restated)                  (restated)


Interest Income                                            $5,502        $3,864        $2,923        $1,950
Interest Expense                                            1,150           723           604           374
-----------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                         4,352         3,141         2,319         1,576
Provision for Loan Losses                                     212            35           181             0
-----------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES                               4,140         3,106         2,138         1,576
Noninterest Income                                            465           461           238           247
Noninterest Expenses                                        3,221         2,686         1,614         1,390
-----------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                  1,384           881           762           433
Income Taxes                                                  533           340           293           176
-----------------------------------------------------------------------------------------------------------

NET INCOME                                                 $  851        $  541        $  469        $  257
-----------------------------------------------------------------------------------------------------------

EARNINGS PER SHARE - BASIC*                                $ 0.42        $ 0.38        $ 0.23        $ 0.18
-----------------------------------------------------------------------------------------------------------

EARNINGS PER SHARE - DILUTED*                              $ 0.39        $ 0.35        $ 0.22        $ 0.16
-----------------------------------------------------------------------------------------------------------

NUMBER OF SHARES OUTSTANDING*                               2,088         1,438         2,088         1,438
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

* Retroactively adjusted for 5% stock dividend issued in May 2004 and 3/2 stock split issued in September 2004.

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